CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements of HomeBase, Inc. (formerly Waban Inc.) and subsidiaries on Form S-8 (File Nos. 33-29473, 33-40155, 33-60335, 33-60337 and 333-32473) and on Form S-3
(File No. 333-43789) of our report dated February 26, 2001, except for Note 16, as to which the date is March 27, 2001; on our audits of the consolidated financial statements of HomeBase, Inc. as of January 27, 2001 and January 29, 2000, and for the three years ended January 27, 2001, January 29, 2000 and January 30, 1999, which are incorporated in this Annual Report on Form 10-K.



PricewaterhouseCoopers LLP

Los Angeles, California
April 25, 2001